Exhibit 99.1

Amplify Energy Receives Continued Listing Standard Notice from NYSE

HOUSTON, September 4, 2020 — Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today that it received written notice (the “Notice”) from the New York Stock Exchange (“NYSE”) on August 31, 2020, that the Company is not in compliance with the continued listing standards set forth in Item 802.01B of the NYSE Listed Company Manual because its average global market capitalization over a consecutive 30 trading-day period and last reported stockholders’ equity were both below $50 million.

In accordance with NYSE procedures, the Company has 45 days from its receipt of the Notice to submit a business plan to the NYSE demonstrating how it intends to regain compliance with the NYSE’s continued listing standards within 18 months. The Company intends to develop and submit a business plan within 45 days of receipt of the Notice that demonstrates its ability to regain compliance with the NYSE’s continued listing standards within the required timeframe. The Listings and Compliance Committee of the NYSE (the “Committee”) will then review the business plan for final disposition.

In the event the Committee accepts the plan, the Company will be subject to quarterly monitoring for compliance with the business plan and the Company’s compliance with other NYSE continued listing requirements. In the event the Committee does not accept the business plan, the Company will be subject to delisting procedures and suspension by the NYSE.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE. In addition, the Notice does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Martyn Willsher – Interim CEO & CFO

(832) 219-9047

martyn.willsher@amplifyenergy.com